As filed with the Securities and Exchange Commission on ______, 2009

                                                Commission File No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                         DISCOVERY RIDGE RESOURCES, INC.
                       - -------------------------------
               (Exact name of registrant as specified in charter)

           Nevada                            1311                98-0573162
-----------------------------   --------------------------  --------------------
(State or other jurisdiction    (Primary Standard Classi-       (IRS Employer
     of incorporation)            fication Code Number)          I.D. Number)

                         Suite 1250, 639 5th Ave., S.W.
                                Calgary, Alberta
                                 Canada T2P 0M9
                                 (866) 387-3472
                      ------------------------------------
         (Address and telephone number of principal executive offices)

                         Suite 1250, 639 5th Ave., S.W.
                                Calgary, Alberta
                                 Canada T2P 0M9
                   ------------------------- ---------------
 Address of principal place of business or intended principal place of business

                                   Will Wagner
                         Suite 1250, 639 5th Ave., S.W.
                                Calgary, Alberta
                                 Canada T2P 0M9
                                 (866) 387-3472
                     -------------------------------------
           (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

 As soon as practicable after the effective date of this Registration Statement
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

       Large accelerated filer   [  ]            Accelerated filer   [  ]

       Non-accelerated filer   [  ]              Smaller reporting company  [X]
(Do not check if a smaller reporting company)


                         CALCULATION OF REGISTRATION FEE

Title of each                        Proposed      Proposed
 Class of                            Maximum       Maximum
Securities            Securities     Offering      Aggregate      Amount of
   to be                  to be      Price Per     Offering      Registration
Registered            Registered     Share (1)       Price           Fee
----------            ----------     ---------     ---------     ------------

Common Stock (2)       1,820,000       $0.20        $364,000         $21
-----------------------------------------------------------------------------


(1) Offering price computed in accordance with Rule 457.
(2) Shares of common stock offered by selling shareholders


      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                         DISCOVERY RIDGE RESOURCES, INC.

                                  Common Stock

     By means of this  prospectus a number of  shareholders  of Discovery  Ridge
Resources, Inc. are offering to sell up to 1,820,000 shares of Discovery's common stock at a price of $.20 per share. If and when Discovery's common stock becomes quoted on the OTC Bulletin Board, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

     Discovery will not receive any proceeds from the sale of the common stock by the selling stockholders. Discovery will pay for the expenses of this offering which are estimated to be $35,000, of which approximately $16,000 has been paid as of the date of this prospectus.

     As of the date of this prospectus there was no public market for Discovery's common stock. Although Discovery plans to have its shares listed on the OTC Bulletin Board, Discovery may not be successful in establishing any public market for its common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY
PROSPECTIVE  INVESTORS,   SEE  "RISK  FACTORS"  BEGINNING  ON  PAGE  2  OF  THIS
PROSPECTUS.








                  The date of this prospectus is July __, 2009.

                               PROSPECTUS SUMMARY

      Discovery was incorporated in Nevada on January 23, 2008.

      Discovery plans to be involved in the purchase and sale of oil and gas leases. Discovery's activities will be primarily be dependent upon available financing.

      As of June 30, 2009 Discovery had an interest in one oil and gas lease covering 632 acres.

      As of June 30, 2009 Discovery had 3,470,000 outstanding shares of common stock.

      Discovery does not have a website. Discovery is not a blank check company required to comply with Rule 419 of the Securities and Exchange Commission.

     Discovery's offices are located at Suite 1250, 639 5th Ave., S.W., Calgary, Alberta, Canada T2P 0M9. Discovery's telephone number is (888) 387-3472.

      See the "Glossary" section of this prospectus for the definition of terms pertaining to the oil and gas industry which are used in this prospectus.

Forward Looking Statements

      This Prospectus contains various forward-looking statements that are based on Discovery's beliefs as assumptions made by and information currently available to Discovery. When used in this Prospectus, the words "believe", "expect", "anticipate", "estimate" "intend", "project", "predict" and similar expressions are intended to identify forward-looking statements. These statements may involve projections, capital requirements, operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

The Offering

      By means of this prospectus a number of Discovery's shareholders are offering to sell up to 1,820,000 shares of its common stock at a price of $.20 per share. If and when Discovery's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of any relevant operating history, losses since Discovery was incorporated, and the possible need for Discovery to sell shares of its common stock to raise additional capital. See "Risk Factors" beginning on page 2 of this prospectus for additional Risk Factors.

                                  RISK FACTORS

      The securities being offered involve a high degree of risk. Prospective investors should consider the following risk factors which affect Discovery's business and this offering. These risk factors discuss all material risks which pertain to an investment in Discovery's common stock. If any of the risks discussed below materialize, Discovery's common stock could decline in value or become worthless.

Risk Factors Related to Discovery's Business.

DISCOVERY HAS A HISTORY OF LOSSES AND MAY NEVER BE PROFITABLE. Discovery has never earned a profit. Discovery expects to incur losses during the foreseeable future and may never be profitable. As a result of Discovery's short operating history it is difficult for potential investors to evaluate its business. There can be no assurance that the shares which may be sold in this offering will have any value.

THE FAILURE OF DISCOVERY TO OBTAIN CAPITAL MAY SIGNIFICANTLY RESTRICT DISCOVERY'S PROPOSED OPERATIONS. Discovery needs additional capital to fund its operating losses and to acquire oil and gas leases. Discovery's issuance of equity or equity-related securities to raise capital will dilute the ownership interest of existing shareholders.

      Discovery does not know what the terms of any future capital raising may be but any future sale of Discovery's equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering. To enable Discovery to continue in business Discovery will eventually need to earn a profit or obtain additional financing until Discovery is able to earn a profit. The failure of Discovery to obtain the capital which it requires will result in the slower implementation of its business plan or the inability to implement its business plan. There can be no assurance that Discovery will be able to obtain any capital which it will need.

      Discovery will not receive any proceeds from the sale of the shares offered by the selling shareholders.

IF DISCOVERY IS UNABLE TO SELL A LEASE BEFORE THE LEASE EXPIRES, DISCOVERY WILL LOSE ITS INVESTMENT IN THE LEASE. A typical oil and gas lease will expire on any anniversary date within the primary term, absent the commencement of drilling operations, unless delay rentals are paid. Since Discovery does not plan on drilling any wells, Discovery will need to sell any lease it acquires before the lease expires at the end of its primary term. If the lease expires, the amount Discovery paid for the lease, plus any delay rentals or other costs associated with the lease, will be lost.

OIL AND GAS LEASES ARE ULTIMATELY ACQUIRED BY PERSONS INTENDING TO DRILL A WELL ON THE LEASE. ACCORDINGLY, PRICES FOR OIL AND GAS LEASES MAY BE AFFECTED BY THE FOLLOWING RISKS PERTAINING TO DRILLING, COMPLETING AND OPERATING OIL AND GAS WELLS.

     o The primary risk involving oil and gas exploration lies in the drilling of dry holes or drilling and completing wells which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit. Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented. In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs. Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well. In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological or other considerations.

     o The exploration and development of oil and gas properties, and the production and sale of oil and gas are subject to many factors including, among others, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by government authorities.

     o Compliance with government laws and regulations regarding the development, production and sale of crude oil and natural gas may require a significant capital commitment and expense. These regulations require permits for drilling wells and cover the spacing of wells, the prevention of waste, pollution control, reclamation of surface lands and other matters. Rates of production of oil and gas have for many years been subject to government conservation laws and regulations.

INTERESTS THAT DISCOVERY MAY ACQUIRE IN OIL AND GAS PROPERTIES MAY BE SUBJECT TO ROYALTY AND OVERRIDING ROYALTY INTERESTS, OPERATING AGREEMENTS, LIENS FOR CURRENT TAXES AND OTHER BURDENS AND ENCUMBRANCES, EASEMENTS AND OTHER RESTRICTIONS, ANY OF WHICH MAY SUBJECT DISCOVERY TO FUTURE UNDETERMINED EXPENSES. Discovery does not intend to purchase title insurance, title memos, or title certificates for any leases it may acquire. It is possible that at some point Discovery will have to undertake title work involving substantial costs. In addition, it is possible that Discovery may suffer title failures resulting in significant losses to Discovery.

DISCOVERY'S OPERATIONS WILL BE DEPENDENT UPON THE CONTINUED SERVICES OF ITS ONLY OFFICER. THE LOSS OF THIS OFFICER, WHETHER AS A RESULT OF DEATH, DISABILITY OR OTHERWISE, MAY HAVE A MATERIAL ADVERSE EFFECT UPON DISCOVERY'S BUSINESS.

SINCE DISCOVERY'S OFFICER PLANS TO DEVOTE ONLY A PORTION OF HIS TIME TO DISCOVERY'S BUSINESS, ITS CHANCES OF BEING PROFITABLE WILL BE LESS THAN IF IT HAD FULL TIME MANAGEMENT. As of the date of this prospectus Discovery had one officer, Will Wagner. Mr. Wagner is also employed at Omni Investment Strategies Ltd. of Calgary, Alberta and his other responsibilities could take precedence over his duties to Discovery.

Risk Factors Related to this Offering

AS OF THE DATE OF THIS PROSPECTUS THERE WAS NO PUBLIC MARKET FOR DISCOVERY'S COMMON STOCK AND IF NO PUBLIC MARKET DEVELOPS, PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS MAY BE UNABLE TO SELL THEIR SHARES. If purchasers are unable to sell their shares, purchasers may never be able to recover any amounts which they paid for Discovery's shares.

BECAUSE THERE IS NO PUBLIC MARKET FOR DISCOVERY'S COMMON STOCK, THE PRICE FOR ITS SHARES WAS ARBITRARILY ESTABLISHED, DOES NOT BEAR ANY RELATIONSHIP TO DISCOVERY'S ASSETS, BOOK VALUE OR NET WORTH, AND MAY BE GREATER THAN THE PRICE WHICH INVESTORS IN THIS OFFERING MAY RECEIVE WHEN THEY RESELL THEIR SHARES. Accordingly, the offering price of Discovery's common stock should not be considered to be any indication of the value of its shares. The factors considered in determining the offering price included Discovery's future prospects and the likely trading price for its common stock if a public market ever develops.

SHOULD A MARKET FOR DISCOVERY'S COMMON STOCK EVER DEVELOP, DISCLOSURE REQUIREMENTS PERTAINING TO PENNY STOCKS MAY REDUCE THE LEVEL OF TRADING ACTIVITY IN THE MARKET FOR DISCOVERY'S COMMON STOCK AND INVESTORS MAY FIND IT DIFFICULT TO SELL THEIR SHARES. If a market ever develops for the common stock of Discovery, trades of Discovery's common stock will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

                       DILUTION AND COMPARATIVE SHARE DATA

      As of June 30, 2009 Discovery had 3,470,000 outstanding shares of common stock, which had a net tangible book value of approximately $.03 per share. These shares were issued for cash of approximately $168,000.

      The following table illustrates per share dilution and the comparative stock ownership of Discovery's stockholders as compared to the investors in this offering, assuming all shares offered by this prospectus are sold.


Shares outstanding as of June 30, 2009                           3,470,000

Shares offered by selling shareholders                           1,820,000

Net tangible book value per share at as of June 30, 2009             $0.03

Offering price, per share                                            $0.20

Dilution to purchasers of shares offered by this prospectus          $0.17

Equity ownership by purchasers of shares offered by this prospectus    52%

Equity ownership by present shareholders                               48%

      The following table shows the cash amount paid by the present shareholders of Discovery for their shares of Discovery's common stock:

   Name                                      Shares     Price Paid Per Share
   ----                                      ------     --------------------

Will Wagner (Officer and Director)         1,900,000         $0.01
Will Wagner (Officer and Director)            50,000         $0.10 CDN
Investors in private offering              1,570,000         $0.10 CDN

                      MARKET FOR DISCOVERY'S COMMON STOCK.

      Discovery's common stock is not quoted on any exchange and there is no public trading market.

      As of June 30, 2009, Discovery had 3,470,000 outstanding shares of common stock and 52 shareholders. Discovery does not have any outstanding options, warrants or other arrangements providing for the issuance of additional shares of its capital stock.

      All of the outstanding shares of Discovery are restricted securities and if not sold by means of this prospectus may be sold in accordance with Rule 144 of the Securities and Exchange Commission beginning in October 2009.

      Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors. Discovery's Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend. No dividends have ever been declared and it is not anticipated that dividends will ever be paid.

      Discovery's Articles of Incorporation authorize its Board of Directors to issue up to 5,000,000 shares of preferred stock. The provisions in the Articles of Incorporation relating to the preferred stock allow Discovery's directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of Discovery's common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by Discovery's management.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              AND PLAN OF OPERATION

     The following discussion of financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements, which are included elsewhere in this prospectus.

      Discovery was incorporated on January 23, 2008. Discovery has a 100% working interest (72% net revenue interest) in an oil and as lease covering 632 acres in Alberta, Canada. As of the date of this prospectus no oil or gas wells have been drilled on this lease.

RESULTS OF OPERATIONS

      One factor which will significantly affect the prices which Discovery pays for and sells oil and gas leases will be the prices for crude oil and natural gas.

      The prices for crude oil and natural gas may fluctuate significantly from period to period. The fluctuations in oil prices during these periods reflect market uncertainty regarding the inability of the Organization of Petroleum Exporting Countries ("OPEC") to control the production of its member countries, as well as concerns related to the global supply and demand for crude oil. Gas prices will fluctuate with changes in the spot market price for gas.

      Changes in natural gas and crude oil prices will significantly affect the value of oil and gas leases. Declines in the prices of crude oil and natural gas could have a material adverse effect on the ability of Discovery to recoup its costs of acquiring oil and gas leases. Discovery is unable to predict whether the prices of crude oil and natural gas will rise, stabilize or decline in the future.

      Other than the foregoing, Discovery does not know of any trends, events or uncertainties that have had or are reasonably expected to have a material impact on its future revenues or expenses.

LIQUIDITY AND CAPITAL RESOURCES

      In February 2008 Discovery sold 1,570,000 shares of its common stock at a price of $0.10 CDN per share to a group of private investors. Will Wagner, Discovery's sole officer and director, purchased 50,000 of these shares.

      Discovery's material sources and (uses) of cash during the period from its inception (January 23, 2008) through March 31, 2009 were:

      Cash used by operating activities                            $(61,987)
      Purchase of oil and gas lease                                (100,000)
      Sale of common stock                                          168,135

      As of March 31, 2009 Discovery had cash on hand of approximately $6,000.

      Discovery's plan of operation is described in more detail in the "Business" section of this prospectus.

      Discovery does not anticipate that it will need to hire any employees during the twelve month period following the date of this prospectus.

      Discovery's future plans may be dependent upon the amount of capital Discovery is able to raise. Discovery may attempt to raise additional capital through the private sale of its equity securities or borrowings from third party lenders. Discovery does not have any commitments or arrangements from any person to provide Discovery with any additional capital. If additional financing is not available when needed, Discovery may continue to operate in its present mode or Discovery may need to cease operations. Discovery does not have any plans, arrangements or agreements to sell its assets or to merge with another entity.

Contractual Obligations
-----------------------

      As of June 30, 2009 Discovery did not have any material capital commitments, other than funding its operating losses.

                                    BUSINESS

      Discovery was incorporated in Nevada on January 8, 2008 and plans to be involved in the purchase and sale of oil and gas leases.

      Discovery plans to acquire undeveloped oil and gas leases on prospectus which, in the opinion of management, are favorable for the production of oil or gas. If, through its review, a geographical area indicates geological and economic potential, Discovery may attempt to acquire leases in the area. Discovery will then attempt to sell its leasehold interests in a prospect to unrelated third parties.

      Discovery does not intend to:

o     participate in drilling, completing or operating oil or gas wells,
o     purchase producing oil or gas properties, or
o     purchase overriding royalty or similar interests.

      An oil and gas lease is a contract between a mineral owner, otherwise known as the landowner or lessor, and a working interest owner, otherwise known as the lessee, in which the lessor grants the lessee the right to explore, drill and produce oil, gas and other minerals for a specified primary term and as long thereafter as oil, gas or other minerals are produced. The lease gives the lessee a working interest. The oil and gas lease is often granted in exchange for a one time payment, and future royalty payments to the lessor if a well drilled on the lease produces oil or gas.

    The usual form of oil and gas lease is an "unless lease". Under this form of lease, the lease will expire on any anniversary date within the primary term, absent the commencement of drilling operations, unless rentals are paid. These rentals are frequently called "delay rentals". Timely and proper payment of delay rentals is essential to insure continuance of the lease.

      Discovery plans to acquire oil and gas leases in both the United States and Canada.

OIL AND GAS LEASES - UNITED STATES

      Oil and gas leases are generally acquired from federal and state governments and from private landowners.

      The primary term of an oil and gas lease in the United States typically ranges from three to ten years and requires annual lease rental payments of $1.00 to $2.00 per acre. If a producing oil or gas well is drilled on the lease prior to the expiration of the primary term, the lease will generally remain in effect until the oil or gas production from the well ends. The owner of the lease is required to pay the lessor a royalty which is usually between 12.5% and 16.6% of the gross amount received from the sale of the oil or gas produced from the well.

Federal Leases
--------------

      The Bureau of Land Management has responsibility for oil and gas leasing on approximately 570 million acres of BLM, national forest, and other Federal lands, as well as private lands where mineral rights have been retained by the Federal Government. Public lands are available for oil and gas leasing only after they have been evaluated through the BLM's multiple-use planning process. In areas where development of oil and gas resources would conflict with the protection or management of other resources or public land uses, mitigating measures are identified and may appear on leases as either stipulations to uses or as restrictions on surface rights.

      Federal oil and gas leases may be obtained and held by any adult citizen of the United States. Corporations, limited liability companies and similar entites organized under the laws of the United States or of any state also qualify.

      Aliens may hold interests in leases only by stock ownership in U.S. corporations holding leases and only if the laws of their country do not deny similar privileges to citizens of the United States.

      The BLM issues two types of leases for oil and gas exploration and development - competitive and noncompetitive.

      All public lands that are available for oil and gas leasing must first be offered by competitive leasing. Noncompetitive oil and gas leases may be issued only after the lands were offered competitively at an oral auction and did not receive a bid.

      Oral auctions of all oil and gas leases are conducted by BLM state offices not less than quarterly when parcels are available. A Notice of Competitive Lease Sale, which lists lease parcels to be offered at the auction, is published by each BLM state office at least 45 days before the auction is held. Lease stipulations applicable to each parcel are specified in the sale notice.

      All auctions are conducted with oral bidding. Bidders must attend the auction to obtain a competitive lease. No sealed or mailed bids are accepted.

      Subject to special restrictions as noted above, the leases are granted on the condition that the lessee will have to obtain BLM approval before conducting any surface-disturbing activities.

      Both competitive and noncompetitive leases are issued for a primary term of 10-years. Both types of leases continue as long as oil or gas is produced after the expiration of the primary term.

      Annual rental rates for both competitive and noncompetitive leases are $1.50 per acre for the first five years and $2.00 per acre each year thereafter. Leases without a producing well automatically terminate if the lessee fails to make full and timely payment of annual rentals.

      If any production is established on a lease a landowners royalty of 12.5% is payable to the BLM.

      Leases may be transferred by assignment or sublease. The transfer must be submitted to the BLM for approval within 90 days from the date of execution by the transferor. The rights of any transferee will not be recognized by the government, and the transferor will remain responsible for the lease, until the transfer has been approved by the BLM.

State Leases
------------

      The procedure for acquiring state leases varies among the fifty states laws. Regulations pertaining to the acquisition of leases from state governments address the following:

     o    Selection of parcels available for lease
     o    Maximum number of acres in any single lease
     o    Persons eligible to acquire leases

     o    Leasing procedures
     o    Manner  of   leasing  -   competitive   auctions   or   noncompetitive
          "over-the-counter" sales
     o    Length of primary term
     o    Percentage royalty payable to state
     o    Amount of delay rentals

Fee Leases
----------

    Leases covering property not controlled by federal or state government agencies are generally known as "fee leases". Fee leases are acquired from private landowners at negotiated prices and terms which are directly related to the prospect which is covered by the lease. In general, the closer the lease is to a producing oil or gas well, the more the lease will cost.

OIL AND GAS LEASES - CANADA

Crown Leases
------------

      Federal and provincial governments own the majority of Canada's oil and gas resources. The federal government's ownership is, however, much smaller in comparison to the provincial government's ownership. Most of the federal government's ownership is comprised of oil and gas in national parks and Indian reserve lands.

      The Crown lease governs the relationship between the government and the oil and gas company. The acquisition and development of Crown oil and gas is set out in legislation and regulations in force in each province and in federal legislation and regulations in the case of federally owned oil and gas.

      Each province's legislation and regulations differ slightly. In Alberta, the government grants oil and gas licenses for exploration purposes and leases for drilling purposes. Licenses, which generally have a term of two to five years, are disposed of through a bidding system, while leases, having a primary term of five years, are issued by means of a license or through a bidding system. Leases require annual delay rentals, which are typically $1.00 per acre. Lessees must pay a royalty set by the Crown, generally ranging between 12% and 20% from any production from the lease. The lease can continue beyond the primary term by satisfying certain conditions set out in the lease, including the continuous production of oil or gas. Leases are generally transferable with the consent of the Minister.

Freehold Leases
---------------

      Although the majority of Canada's oil and gas is owned by the provincial governments and the federal government, some private landowners own the oil and gas beneath their lands. Privately owned oil and gas is referred to as "freehold" oil and gas. Most of the freehold oil and gas occurs in the provinces of Ontario, Manitoba, Saskatchewan, Alberta and British Columbia. In Alberta, approximately fourteen percent of oil and gas is privately owned.

      Fee leases are acquired from private landowners at negotiated prices and terms which are directly related to the prospect which is covered by the lease. As in the United States, the closer the lease is to a producing oil or gas well, the more the lease will generally cost.

      The usual fee lease requires annual lease rental payments of $1.00 to $5.00 per acre and requires payments of landowner's royalties which are usually between 12% and 50% of the gross amount received from the sale of the oil or gas produced from any well drilled on the lease.

Surface Rights

      Before any mineral exploitation or development activities are undertaken by an operator holding subsurface mineral rights, the operator must obtain appropriate access rights to the surface of the land. As required by surface rights legislation, these rights are obtained by procuring either the consent of the surface rights owners and occupants or a right of entry order. In most cases, compensation for surface access is provided.

      Negotiation is the primary method of obtaining surface rights in Canada. Generally, the surface owners and occupiers can be persuaded to provide consent to access their land for the purposes of oil and gas operations in exchange for some form of compensation. The access agreement is normally recorded in the form of a surface lease or consent to enter.

IDENTIFICATION OF LEASES AVAILABLE FOR PURCHASE

      In determining oil and gas leases that may be available for acquisition, Discovery will use the contacts of its management as well as contacts with geologists and petroleum engineers with independent and major oil and gas firms in Calgary, Alberta.

      In evaluating the potential acquisition of any oil and gas lease Discovery will:

     o Study the nature of the applicable geologic formation and its historical activity;
     o    Identify opportunities for well locations; and
     o    Review  legal  documents   including   deeds,   leases,   assignments,
          conveyances, etc. to confirm ownership.

      Discovery plans to acquire leases which fit the following parameters:

     o    Working interest of not less than 80%;
     o    Net revenue interest of at least 65%;
     o    Remaining primary term of at least 3 years; and
     o    Within 10 miles of known producing oil or gas fields.

      Discovery may acquire Federal or State leases directly from government agencies, at auctions or otherwise, or from third parties that hold the leases. Discovery may acquire fee leases directly from landowners or from third parties that hold the leases.

      Although Discovery will take some measures to verify the title to an oil and gas lease, Discovery will not normally obtain a title opinion when it acquires a lease. As a result, a title defect not known to Discovery at the time it acquired the lease may result in Discovery's lease being declared invalid, in which case the Company would most likely lose its entire investment in the lease.

      From time to time Discovery may use independent landmen to assist in the acquisition of oil and gas leases or geologists to evaluate geologic formations pertaining to potential acquisitions of leases.

      Initially, Discovery will attempt to acquire oil and gas leases primarily in Alberta, Saskatchewan and Manitoba, Canada.

SALE OF LEASES

       Discovery will use the contacts of its management, as well as contacts with geologists and petroleum engineers with independent and major oil and gas firms in Calgary, Alberta, to identify persons that may be interested in purchasing its oil and gas leases.

      When selling an oil and gas lease, Discovery will attempt to retain an overriding royalty interest in any production from the lands covered by the lease. If Discovery is successful in this regard, the overriding royalty interest retained will normally be between 7.5% and 10%.

LEASE INVENTORY

      Discovery has a 100% working interest (72% net revenue interest) in an oil and gas lease covering 632 acres in the Bow Island field in Alberta, Canada. Discovery believes that potential gas reserves are recoverable from the Bow Island formation at a depth of 2,400 feet. As of June 15, 2009 no oil or gas wells had been drilled on this lease. The lease expires on May 15, 2013.

      The following table shows, as of June 30, 2009, by state or province, Discovery's producing wells, Developed Acreage and Undeveloped Acreage.

    State          Productive Wells   Developed Acreage  Undeveloped Acreage (1)
or Province        Gross        Net   Gross         Net   Gross           Net
--------------     -----       -----  -----        -----  -----          -----

Alberta, Canada       --         --     632         632     632           632

(1) "Undeveloped Acreage" includes leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

      The following table shows, as of June 30, 2009 the status of Discovery's gross developed and undeveloped acreage.

State or Province     Gross Acreage  Held by Production   Not Held by Production
-----------------     -------------  ------------------   ----------------------

Alberta, Canada            632                 --                    632

      Acres Held By Production remain in force so long as oil or gas is produced from the well on the particular lease. Leased acres which are not Held By Production require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the lease acreage. At the time oil or gas is produced from wells drilled on the leased acreage the lease is considered to be Held By Production.

      Title to properties is subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, to liens for current taxes not yet due and to other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records).

GENERAL ECONOMIC FACTORS AFFECTING THE OIL AND GAS INDUSTRY

      Oil and gas leases are ultimately acquired by persons intending to drill a well on the lease. Accordingly, prices for oil and gas leases may be affected by the following economic factors.

      Various government agencies regulate the production and sale of oil and natural gas. All jurisdictions in which Discovery plans to acquire oil and gas leases impose restrictions on the drilling, production, transportation and sale of oil and natural gas.

      Government agencies have promulgated extensive rules and regulations applicable to oil and natural gas exploration, production and related operations. Most jurisdictions require permits for drilling operations, drilling bonds and the filing of reports concerning operations and impose other requirements relating to the exploration of oil and natural gas. Many jurisdictions also have statutes or regulations addressing conservation matters including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of some jurisdictions limit the rate at which oil and natural gas is produced from wells.

      Exploration for and production of oil and gas are affected by the availability of pipe, casing and other tubular goods and certain other oil field equipment including drilling rigs and tools. Oil and gas exploration companies depend upon independent drilling contractors to furnish rigs, equipment and tools to drill its wells. Higher prices for oil and gas often result in competition among operators for drilling equipment, tubular goods and drilling crews.

      The market for oil and gas is dependent upon a number of factors, which at times cannot be accurately predicted. These factors include the proximity of wells to, and the capacity of, natural gas pipelines, the extent of competitive domestic production and imports of oil and gas, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation. In addition, there is always the possibility that new legislation may be enacted which would impose price controls or additional excise taxes upon crude oil or natural gas, or both. Oversupplies of natural gas can be expected to recur from time to time and may result in the gas producing wells being shut-in. Increased imports of natural gas may adversely affect the market for domestic natural gas.

      The market price for crude oil is significantly affected by policies adopted by the member nations of Organization of Petroleum Exporting Countries ("OPEC"). Members of OPEC establish prices and production quotas among themselves for petroleum products from time to time with the intent of controlling the current global supply and consequently price levels. Discovery is unable to predict the effect, if any, that OPEC or other countries will have on the amount of, or the prices received for, crude oil and natural gas.

      Gas prices, which were once effectively determined by government regulations, are now largely influenced by competition. Competitors in this market include producers, gas pipelines and their affiliated marketing companies, independent marketers, and providers of alternate energy supplies, such as residual fuel oil. Changes in government regulations relating to the production, transportation and marketing of natural gas have also resulted in significant changes in the historical marketing patterns of the industry. Generally, these changes have resulted in the abandonment by many pipelines of long-term contracts for the purchase of natural gas, the development by gas producers of their own marketing programs to take advantage of new regulations requiring pipelines to transport gas for regulated fees, and an increasing tendency to rely on short-term contracts priced at spot market prices.

COMPETITION

      Discovery will be faced with strong competition from many other companies and individuals engaged in the oil and gas business, many of which are very large, well established energy companies. Discovery may be at a competitive disadvantage in acquiring oil and gas leases since it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. It is nearly impossible to estimate the number of competitors; however, it is known that there are a large number of companies and individuals involved in the purchase and sale of oil and gas leases.

GENERAL

      Discovery has never been a party to any bankruptcy, receivership, reorganization, readjustment or similar proceedings. Since Discovery is engaged in the oil and gas business, it does not allocate funds to product research and development in the conventional sense. Discovery does not have any patents, trade-marks, or labor contracts. With the exception of Discovery's oil and gas lease, Discovery does not have any licenses, franchises, concessions or royalty agreements. Backlog is not material to an understanding of Discovery's business. Discovery's business is not subject to renegotiation of profits or termination of contracts or subcontracts at the election of federal government.

      Discovery is not obligated to provide a fixed and determined quantity of oil or gas in the future. During the last three fiscal years, Discovery has not had, nor does it now have, any long-term supply or similar agreement with any government or governmental authority.

      Discovery's offices are located at Suite 1250, 639 5th Ave., S.W., Calgary, Alberta, Canada T2P 0M9. The 750 square feet of office space is occupied under a lease requiring rental payments of $1,500 per month until February 2010.

         As of June 30, 2009 Discovery did not have any full time employees.

                                   MANAGEMENT

      Discovery's officer and director is listed below. Discovery's directors will generally be elected at the annual shareholders' meeting and hold office until the next annual shareholders' meeting or until their successors are elected and qualified. Discovery's executive officers are elected by its board of directors and serve at its discretion.

Name                    Age      Position
----                    ---      --------

Will Wagner             36       President, Principal Financial and Accounting
                                 Officer and a Director

      The following is a brief description of Mr. Wagner's business background:

      Will Wagner has been an officer and director of Discovery since January 2008. In November 2003 Mr. Wagner founded, and since that date has been the President of Omni Investment Strategies, a company engaged in real estate investments. Since 1994 Mr. Wagner has held sales manager positions with Fitness Depot, from 1994 to 2002, and Best Buy, from 2002 to 2003. In 1994 Mr. Wagner graduated from York University in Toronto, Ontario with a Bachelor of Arts Degree in history and education.

      Discovery does not have a compensation committee. Discovery's Director serves as its Audit Committee. Discovery does not have a financial expert. Mr. Wagner is not independent as that term is defined Section 803 of the listing standards of the NYSE Alternext US.

Executive Compensation.
----------------------

      The following table shows the compensation paid or accrued to Discovery's officer during the period from Discovery's inception (January 23, 2008) to December 31, 2008. Discovery did not pay any compensation to its officer during the three months ended March 31, 2009.

                                                            All Other
                                                             Annual
                                             Stock   Option  Compen-
Name and              Fiscal  Salary  Bonus  Awards  Awards  sation
Principal Position     Year    (1)     (2)    (3)     (4)      (5)     Total
------------------    -----   ------  -----  ------  ------ ---------  -----

Will Wagner,           2008      --     --      --      --        --     --
  President

(1)  The dollar value of base salary (cash and non-cash) earned.
(2)  The dollar value of bonus (cash and non-cash) earned.
(3) During the periods covered by the table, the value of Discovery's shares issued as compensation for services to the persons listed in the table.
(4) The value of all stock options granted during the periods covered by the table.
(5) All other compensation received that Discovery could not properly report in any other column of the table.

      Stock Options. Discovery has not granted any stock options and does not have any stock option plans in effect as of the date of this prospectus. In the future, Discovery may grant stock options to its officers, directors, employees or consultants.

      Long-Term Incentive Plans. Discovery does not provide its officers or employees with pension, stock appreciation rights, long-term incentive or other plans and has no intention of implementing any of these plans for the foreseeable future.

      Employee Pension, Profit Sharing or other Retirement Plans. Discovery does not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

      Compensation of Directors. Discovery's directors do not receive any compensation their services as directors.

      Discovery does not have any employment agreements with its officers or employees. Discovery does not maintain any keyman insurance on the life or in the event of disability of any of its officers.

      The following shows the amounts that Discovery expects to pay to its officer during the twelve-month period ending June 30, 2010, and the time its officer plans to devote to Discovery's business. Discovery does not have employment agreements with any person.

                                  Proposed          Time to be Devoted to
      Name                      Compensation         Discovery's Business
      ----                      ------------         --------------------

      Will Wagner                  $25,000                    35%

Transactions with Related Parties and Recent Sales of Securities

      The following lists all shares of Discovery's common stock issued since its incorporation:

                                                           Per Share Price
    Shareholder              Date of Sale  Shares Issued   Paid for Shares
    -----------              ------------  -------------   ---------------

    Will Wagner                   1/08       1,900,000     $19,000
    Will Wagner                   3/08          50,000     $0.10 CDN per share
    Private Investors             3/08       1,570,000     $0.10 CDN per share

                             PRINCIPAL SHAREHOLDERS

      The following table shows the ownership of Discovery's common stock as of the date of this prospectus by each shareholder known by Discovery to be the beneficial owner of more than 5% of Discovery's outstanding shares, each director and executive officer and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares they beneficially own.

Name and Address                   Number of Shares        Percent of Class
----------------                   ----------------        ----------------

Will Wagner                          1,950,000                    56%
Suite 1250, 639 5th Ave., S.W.
Calgary, Alberta
Canada  T2P 0M9

All officers and directors           1,950,000                   56%
as a group (one person)

                              SELLING SHAREHOLDERS

      The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the "selling shareholders". With the exception of the shares owned by Will Wagner, the selling shareholders acquired their shares from Discovery in private transactions for cash at a price of $0.10 CDN per share. Mr. Wagner acquired his 1,900,000 shares at a price of $0.01 per share and acquired an additional 50,000 shares at a price of $0.10 CDN per share.

      Discovery will not receive any proceeds from the sale of the shares by the selling shareholders. Discovery will pay all costs of registering the shares offered by the selling shareholders. These costs, based upon the time related to preparing this section of the prospectus, are estimated to be $2,000. The selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them.

                                            Shares to    Share
                                             Be Sold    Ownership
                                Shares       in this      After     Percentage
Name                            Owned        Offering    Offering    Ownership
----                            ------      ---------   ---------   ----------

Will Wagner                  1,950,000       300,000   1,650,000        47.6%
Cory Baiton                     20,000        20,000          --           --
James Beck                      10,000        10,000          --           --
Justin Bohonos                  10,000        10,000          --           --
Chris Busch                    100,000       100,000          --           --
Howard Chang                    10,000        10,000          --           --
Courtney Channon               100,000       100,000          --           --
Jamie Copp                      50,000        50,000          --           --
Travis Copp                     50,000        50,000          --           --
Jodi Cummings                   50,000        50,000          --           --
Ron Cummings                    50,000        50,000          --           --
Michele De'Ath                  10,000        10,000          --           --
Dosdall Properties Inc.         15,000        15,000          --           --
Marshall Drozduk                20,000        20,000          --           --
Neil Harbaruk                   20,000        20,000          --           --
Sherri Harbaruk                 20,000        20,000          --           --
Collin Heath                    50,000        50,000          --           --
Michelle Heath                  50,000        50,000          --           --
Victor Irwin                    10,000        10,000          --           --
Jen Jalink                      40,000        40,000          --           --
Reynoudt Jalink                 40,000        40,000          --           --
Weidong Jiang                   10,000        10,000          --           --
Carl Lauren                     80,000        80,000          --           --
Ying Liu                        10,000        10,000          --           --
Jaime Lysak                     30,000        30,000          --           --
Sue MacPherson                  50,000        50,000          --           --
Christopher McArthur            10,000        10,000          --           --
Janet McColgan                  20,000        20,000          --           --
Leslie McColgan                 20,000        20,000          --           --
Richard McColgan                20,000        20,000          --           --
Brad McDonald                   10,000        10,000          --           --
Natalie K Meyer                 40,000        40,000          --           --
Diana Rans                      20,000        20,000          --           --
Triton Rans                     20,000        20,000          --           --
Dave Robinson                   10,000        10,000          --           --
Drue Robinson                   10,000        10,000          --           --
Curtis Sherman                  10,000        10,000          --           --
John Simons                     25,000        25,000          --           --
Marty Staples                   10,000        10,000          --           --
Sandy Stephenson                20,000        20,000          --           --
Don Taylor                      30,000        30,000          --           --
Kevin Tucker                    10,000        10,000          --           --

                                            Shares to    Share
                                             Be Sold    Ownership
                                Shares       in this      After     Percentage
Name                            Owned        Offering    Offering    Ownership
----                            ------      ---------   ---------   ----------

Sander Van dervorm              20,000        20,000          --           --
Rudolph Wagner                  50,000        50,000          --           --
Mary Jean Wagner                50,000        50,000          --           --
Janet Wagner                    50,000        50,000          --           --
Tiffany Watson                  10,000        10,000          --           --
Steve Wheatcroft               100,000       100,000          --           --
James P. Whitham                20,000        20,000          --           --
Ryan Worthington                10,000        10,000          --           --
Gerry Yan                       20,000        20,000          --           --

      The controlling persons of the non-individual selling shareholders are:

      Name of Shareholder                 Controlling Person
      -------------------                 ------------------

      Dosdall Properties Inc.                Cory Dosdall

      Janet Wagner is the wife of Discovery's sole officer and director, William Wagner. Except as noted above, no selling shareholder has, or had, any material relationship with Discovery, or Discovery's officers or directors. To Discovery's knowledge, no selling shareholder is affiliated with a broker dealer.

Manner of Sale

      The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. Since as of the date of this prospectus no market exists for Discovery's common stock, sales by the selling shareholders, until Discovery's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, will be made at a price of $.20 per share. If and when Discovery's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

     o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o face-to-face transactions between sellers and purchasers without a broker/dealer.

      In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither Discovery nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no NASD member will charge commissions that exceed 8% of the total proceeds from the sale.

      The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      If any selling shareholder enters into an agreement to sell his or her shares to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, Discovery will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. Discovery will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

      The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

      Discovery has advised the selling shareholders that they, and any securities broker/dealers or others who sell Discovery's common stock on behalf of the selling shareholders, may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. Discovery has also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Discovery has also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock
------------

      Discovery is authorized to issue 50,000,000 shares of common stock. As of the date of this prospectus Discovery had 3,470,000 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of Discovery's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will ever be paid.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Discovery. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered by this prospectus will be, upon issuance, fully paid and non-assessable.

Preferred Stock
---------------

      Discovery is authorized to issue 5,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by Discovery's Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Discovery's directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of Discovery's common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by Discovery's management. As of the date of this prospectus Discovery had not issued any shares of preferred stock.

Transfer Agent
--------------

      As of the date of this prospectus Discovery had not appointed a transfer agent for its common stock.

                                LEGAL PROCEEDINGS

      Discovery is not involved in any legal proceedings and Discovery does not know of any legal proceedings which are threatened or contemplated.

                                 INDEMNIFICATION

     The Nevada Revised Statutes authorize indemnification of a director, officer, employee or agent of Discovery against expenses incurred in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Discovery who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Discovery pursuant to the foregoing provisions, Discovery has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

     Discovery has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.

                                    GLOSSARY

      CDN$. Canadian Dollars.

      LANDOWNER'S ROYALTY. A percentage share of production, or the value derived from production, which is granted to the lessor or landowner in the oil and gas lease, and which is free of the costs of drilling, completing, and operating an oil or gas well.

      LEASE. Full or partial interests in an oil and gas lease, authorizing the owner thereof to drill for, reduce to possession and produce oil and gas upon payment of rentals, bonuses and/or royalties. Oil and gas leases are generally acquired from private landowners and federal and state governments. The term of an oil and gas lease typically ranges from three to ten years and requires annual lease rental payments of $1.00 to $2.00 per acre. If a producing oil or gas well is drilled on the lease prior to the expiration of the lease, the lease will generally remain in effect until the oil or gas production from the well ends. The owner of the lease is required to pay the owner of the leased property a royalty which is usually between 12.5% and 16.6% of the gross amount received from the sale of the oil or gas produced from the well.

      NET ACRES OR WELLS. A net well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres expressed as whole numbers and fractions.

      OPERATING COSTS. The expenses of producing oil or gas from a formation, consisting of the costs incurred to operate and maintain wells and related equipment and facilities, including labor costs, repair and maintenance, supplies, insurance, production, severance and other production excise taxes.

      OVERRIDING ROYALTY. A percentage share of production, or the value derived from production, which is free of all costs of drilling, completing and operating an oil or gas well, and is created by the lessee or working interest owner and paid by the lessee or working interest owner to the owner of the overriding royalty.

      PRODUCING PROPERTY. A property (or interest therein) producing oil or gas in commercial quantities or that is shut-in but capable of producing oil or gas in commercial quantities. Interests in a property may include working interests, production payments, royalty interests and other non-working interests.

      PROSPECT. An area in which a party owns or intends to acquire one or more oil and gas interests, which is geographically defined on the basis of geological data and which is reasonably anticipated to contain at least one reservoir of oil, gas or other hydrocarbons.

      UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves. Undeveloped acreage should not be confused with undrilled acreage which is "Held by Production" under the terms of a lease.

         WORKING INTEREST. A percentage of ownership in an oil and gas lease granting its owner the right to explore, drill and produce oil and gas from a tract of property. Working interest owners are obligated to pay a corresponding percentage of the cost of leasing, drilling, producing and operating a well. After royalties are paid, the working interest also entitles its owner to share in production revenues with other working interest owners, based on the percentage of the working interest owned.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Shareholders
Discovery Ridge Resources, Inc.
Calgary, Alberta, Canada

I have audited the accompanying balance sheet of Discovery Ridge Resources, Inc. as of December 31, 2008 and the related statements of operations, of shareholders' equity (deficit) and of cash flows for the year ended December 31, 2008. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, based on my audit, the financial statements referred to above present fairly, in all material respects, the financial position of Discovery Ridge Resources, Inc. as of December 31, 2008 and the results of its operations and its cash flows for the year ended December 31, 2008 in conformity with United States generally accepted accounting principles.

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company as at December 31, 2008 had not established an ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the successful exploitation of its oil and gas lease in order to fund operating losses and become profitable. If the Company is unable to make it profitable, the Company could be forced to cease development of operations. Management cannot provide any assurances that the Company will be successful. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern


/s/ John Kinross-Kennedy
Certified Public Accountant
Irvine, California
April 30, 2009

                         DISCOVERY RIDGE RESOURCES, INC.
                          (A Development Stage Company)
                                  Balance Sheet

                                                        March 31,   December 31,
                                                          2009         2008
                                                       -----------  -----------
                                                      (Unaudited)
 Assets
   Current Assets
     Cash                                              $    6,148   $   30,818
     Subscription Receivable                                1,000        1,000
                                                       -----------  -----------

          Total Current Assets                              7,148       31,818
                                                       -----------  -----------

   Other Assets
     Oil & Gas Leasehold Interest                         100,000      100,000
                                                       -----------  -----------

           Total Assets                                $  107,148   $  131,818
                                                       ===========  ===========
 Liabilities and Stockholders' Equity (Deficit)
   Current Liabilities                                 $        -   $        -
                                                       -----------  -----------

   Stockholders' Equity (Deficit)
     Preferred Stock, @0.001 par value, authorized
      5,000,000 shares, issued and outstanding: none.
     Common Stock, $0.001 par value; authorized
      50,000,000 shares; issued and outstanding
      3,470,000 shares                                      3,470        3,470
     Additional Paid-In Capital                           172,530      172,530
     Accumulated other comprehensive loss                  (7,865)      (7,865)
     Accumulated deficit during the development stage     (60,987)     (36,317)
                                                       -----------  -----------
          Total Shareholders' Equity                      107,148      131,818
                                                       -----------  -----------
           Total Liabilities and Shareholders' Equity  $  107,148   $  131,818
                                                       ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                         DISCOVERY RIDGE RESOURCES, INC.
                          (A Development Stage Company)
                             Statement of Operations

                                                        For the     Period of
                                                        period      Inception
                                       For the three     ended    Jan. 23, 2008
                                        months ended    December     through
                                       March 31, 2009   31, 2008  March 31, 2009
                                       --------------   --------  --------------
                                        (Unaudited)                 (Unaudited)

Revenue                                 $        -    $        -    $        -
                                        -----------   -----------   -----------
General and Administrative Expenses:
 Consulting                                 10,050         3,060        12,959
 Professional Fees                           9,680        14,132        23,812
 Occupancy Costs                             4,290        15,730        20,020
 Other Administrative Expenses                 650         3,395         4,196
                                        -----------   -----------   -----------
     Total General and Administrative
     Expenses                               24,670        36,317        60,987
                                        -----------   -----------   -----------
Net Loss                                $  (24,670)   $  (36,317)   $  (60,987)

Currency translation adjustment                  -       (44,182)       (7,865)
                                        -----------   -----------   -----------
Comprehensive Income (Loss)             $  (24,670)   $  (80,499)   $  (68,852)
                                        ===========   ===========   ===========
Earnings (Loss) Per Common Share,
   basic and diluted                    $    (0.01)   $    (0.02)
                                        ===========   ===========
Weighted average shares outstanding,
   basic and diluted                     3,470,000     1,666,971
                                        ===========   ===========



   The accompanying notes are an integral part of these financial statements.

                         DISCOVERY RIDGE RESOURCES, INC.
                          (A Development Stage Company)
                             Statement of Cash Flows

                                                                     Period of
                                                                     Inception
                                         For the      For the      Jan. 23, 2008
                                       3 mo. Ended  period ended      through
                                         March 31,   December 31,     March 31,
                                           2008         2008            2009
                                       -----------  -------------  -------------
                                       (Unaudited)                  (Unaudited)

Cash flows from operating activities:
  Net loss                             $  (24,670)    $  (36,317)    $  (60,987)
  Adjustments to reconcile net loss
   to net cash used by operating
   activities:
Change in operating assets, liabilities:
  Accounts receivable and accrued
   liabilities                                  -         (1,000)        (1,000)
                                       -----------    -----------    -----------
      Net cash (used by) operating                        (37,317)    (61,987)
        activities                        (24,670)
                                       -----------    -----------    -----------

 Cash flows from investing activities
       Purchase of oil and gas
         leasehold interest                     -       (100,000)      (100,000)
                                       -----------    -----------    -----------
       Net cash (used by) investing
         activities                             -       (100,000)      (100,000)
                                       -----------    -----------    -----------
 Cash flows from financing activities:
       Common stock issued for cash             -        168,135        168,135
                                       -----------    -----------    -----------
      Net cash (used) provided by
       financing activities                     -        168,135        168,135
                                       -----------    -----------    -----------
 Effect of exchange rates on cash
                                       -----------    -----------    -----------
 Net increase (decrease) in cash          (24,670)        30,818          6,148

 Cash, beginning of the period             30,818              -              -
                                       -----------    -----------    -----------
 Cash, end of the period               $    6,148     $   30,818     $    6,148
                                       ===========    ===========    ===========
Supplemental cash flow disclosure:
       Interest paid                   $        -     $        -     $        -
                                       ===========    ===========    ===========
       Taxes paid                      $        -     $        -     $        -
                                       ===========    ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                         DISCOVERY RIDGE RESOURCES, INC.
                          (A Development Stage Company)
                        Statement of Stockholders' Equity


                                                                           Accumulated   Accumulated
                                                                              Other        Deficit        Total
                                          Common Stock       Additional     Compre-      during the   Shareholders'
                                      Number                   Paid-In       hensive     Development      Equity
                                     of Shares      Amount     Capital         Loss         Stage        (Deficit)
                                     ---------      ------    ----------   -----------   ------------  -------------

Inception, January 23, 2008                  -    $       -   $       -    $       -      $       -      $       -
Common stock issued for cash,
  March 24, 2008 @ $0.10
  per sh.                            1,570,000    $   1,570   $ 155,430                                  $ 157,000
Common stock issued for cash,
  March 31, 2008 @ $0.01
  per sh.                            1,900,000        1,900      17,100                                     19,000
Net loss for the period ended
  December 31, 2008                                                           (7,865)       (36,317)       (44,182)
                                     ----------   ----------  ----------   ----------     ----------     ----------
Balances, December 31, 2008          3,470,000    $   3,470   $ 172,530    $  (7,865)     $ (36,317)     $ 131,818
Net loss for the 3 months
 ended March 31, 2009                                                                       (24,670)       (24,670)
                                     ----------   ----------  ----------   ----------     ----------     ----------
Balances, March 31, 2009
(unaudited)                          3,470,000    $   3,470   $ 172,530    $  (7,865)     $ (60,987)     $ 107,148
                                     ==========   ==========  ==========   ==========     ==========     ==========






   The accompanying notes are an integral part of these financial statements.

                         Discovery Ridge Resources, Inc.
                         (A Developmental Stage Company)
                          Notes to Financial Statements

1.    Organization

      Discovery Ridge Resources Inc. (the "Company") was incorporated under the laws of the State of Nevada January 23, 2008 under the name Discovery Ridge Capital Corporation. The Company was organized for the purpose of engaging in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America. The company became engaged in the oil and gas industry. In December, 2008 the Company changed its name to Discovery Ridge Resources, Inc.

      Current Business of the Company

      On May 15, 2008, the Company purchased a five year oil and gas lease on 256 hectares (610 acres) in the Bow Island gas field in the province of Alberta, Canada. The gas field had been worked previously and abandoned in 1997. In 1994 exploratory drilling into deeper formations showed more gas, which the Company plans to exploit. The lease requires royalty payments in accordance with the Province of Alberta Mines and Mineral Act, of 12% to 50% of production based on the price of natural gas and the amount of production.

      Volumetric calculations of the Bow Island Lease have not yet been performed. An examination as to whether the well warrants impairment based on expected revenue was not done at fiscal year end December 31, 2008 pending volumetric calculations.

                   Property Acquisition Costs:    Unproved

                   Bow Island Lease       $     100,000
                                          =============


2.    Summary of Significant Accounting Policies

    Basis of Presentation

    The financial statements of the Company have been prepared using the accrual basis of accounting in accordance with generally accepted accounting principles in the United States.

    Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates. Significant estimates made by management are, among others, realizability of long-lived assets, deferred taxes and stock option valuation.

                         Discovery Ridge Resources, Inc.
                         (A Developmental Stage Company)
                          Notes to Financial Statements

2.    Summary of Significant Accounting Policies (cont'd)

    The financial statements presented include all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the period presented in accordance with the accounting principles generally accepted in the United States of America. All adjustments are of a normal recurring nature.

    Cash and equivalents

     Cash and equivalents include investments with initial maturities of three months or less.

    Fair Value of Financial Instruments

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company's financial instruments as of December 31, 2008 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts payable and accrued expenses. The fair value of related party payables is not determinable.

    Income Taxes

    The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company generated a deferred tax credit through net operating loss carryforward. However, a valuation allowance of 100% has been established, as the realization of the deferred tax credits is not reasonably certain, based on going concern considerations outlined as follows.

                         Discovery Ridge Resources, Inc.
                         (A Developmental Stage Company)
                          Notes to Financial Statements

    2.    Summary of Significant Accounting Policies (cont'd)

    Going Concern

    The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. The company experienced a loss of $24,670 and a negative cash flow of $24,670 from operations in the three months ended March 31, 2009. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease development of operations.

    The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its plans to exploit its oil and gas lease. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classifications or liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern.

    Development-Stage Company

    The Company is considered a development-stage company, with limited operating revenues during the periods presented, as defined by Statement of Financial Accounting Standards ("SFAS") No. 7. SFAS. No. 7 requires companies to report their operations, shareholders deficit and cash flows since inception through the date that revenues are generated from management's intended operations, among other things. Management has defined inception as January 23, 2008. Since inception, the Company has incurred an operating loss of $60,987. The Company's working capital has been generated through the sales of common stock. Management has provided financial data since January 23, 2008, "Inception", in the financial statements, as a means to provide readers of the Company's financial information to make informed investment decisions.

    Basic and Diluted Net Loss Per Share

    Net loss per share is calculated in accordance with SFAS 128, Earnings Per Share for the period presented. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilative convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and

                         Discovery Ridge Resources, Inc.
                         (A Developmental Stage Company)
                          Notes to Financial Statements

2.    Summary of Significant Accounting Policies (cont'd)

    as if funds obtained thereby we used to purchase common stock at the average market price during the period.

    The Company has no potentially dilutive securities outstanding as of March 31, 2009.

    The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computations for the three months ended March 31, 2009:

      Numerator:

      Basic and diluted net loss per share:

      Net loss                                          $   (24,670)

      Denominator

      Basic and diluted weighted average number
       of shares outstanding                              3,470,000

      Basic and Diluted Net Loss Per Share              $     (0.01)
      -------------------------------------

      Accounting for Oil and Gas Producing Activities
      -----------------------------------------------

      The company uses the successful efforts method of accounting for oil and gas producing activities. Under this method, acquisition costs for proved and unproved properties are capitalized when incurred.

      Acquisition costs are capitalized when incurred pending the determination of whether a well has found proved reserves. A determination of whether a well has found proved reserves is made within a year of acquisition.

      If after that year has passed, a determination that proved reserves exist cannot be made, the well is assumed to be impaired, and its costs are charged to expense. It's costs can however, continue to be capitalized if a sufficient quantity of reserves are discovered in the well to justify its completion as a producing well and sufficient progress is made assessing the reserves and the well's economic and operating feasibility. The impairment of unamortized capital costs is measured at a lease level and is reduced to fair value if it is determined that the sum of expected future net cash flows is less than the net book value.

                         Discovery Ridge Resources, Inc.
                         (A Developmental Stage Company)
                          Notes to Financial Statements

2.    Summary of Significant Accounting Policies (cont'd)

      The company determines if impairment has occurred through either adverse changes or as a result of the annual review of all fields. During the fiscal period ended December 31, 2008 and the three months ended March 31,l 2009 the company did not record any impairment. Development costs of proved oil and gas properties, including estimated dismantlement, restoration and abandonment costs and acquisition costs, are depreciated and depleted on a field basis by the units-of-production method using proved reserves, respectively.

      The Costs of unproved oil and gas properties are generally combined and impaired over a period that is based on the average holding period for such properties and the company's experience of successful operations.

      Oil and Gas Revenue Recognition

      The company applies the sales method of accounting for natural gas revenue. Under thus method, revenues are recognized based on the actual volume of natural gas sold to purchasers.

3.    Commitments and Contingencies

      The Company entered into a one year office lease on March 1, 2008. The company is committed to the following financial commitment over the next five years:

                                    Year

            Office Lease:           2009     $3,000.

4.    Capital Structure

    During the period from inception through July 31, the Company entered into the following equity transactions:

      March 24, 2008    Sold  1,570,000  shares of common stock at $CDN 0.10 per
                        Share,  $US 0.095 per share, realizing $149,135.

      March 31, 2009:   Sold 1,900,000 shares of common stock at $.01 per share
                        realizing $19,000.

                         Discovery Ridge Resources, Inc.
                         (A Developmental Stage Company)
                          Notes to Financial Statements

4.    Capital Structure (cont'd)

    As at December 31, 2008, the Company was authorized to issue 50,000,000 shares of $0.001 par value common stock, of which 3,470,000 shares were issued and outstanding.

    The Company was also authorized to issue 5,000,000 shares $0.001 par value preferred stock, of which none was outstanding.

5.    Legal Proceedings

    There were no legal proceedings against the Company with respect to matters arising in the ordinary course of business. Neither the Company nor any of its officers or directors is involved in any other litigation either as plaintiffs or defendants, and have no knowledge of any threatened or pending litigation against them or any of the officers or directors.

                                TABLE OF CONTENTS
                                                                          Page
PROSPECTUS SUMMARY .......................................
RISK FACTORS .............................................
DILUTION AND COMPARATIVE SHARE DATA.......................
MARKET FOR DISCOVERY'S COMMON STOCK ......................
MANAGEMENT'S DISCUSSION AND ANALYSIS
     AND PLAN OF OPERATION ...............................
BUSINESS..................................................
MANAGEMENT ...............................................
PRINCIPAL SHAREHOLDERS....................................
SELLING SHAREHOLDERS......................................
DESCRIPTION OF SECURITIES.................................
LEGAL PROCEEDINGS.........................................
INDEMNIFICATION ..........................................
AVAILABLE INFORMATION.....................................
GLOSSARY .................................................
FINANCIAL STATEMENTS......................................

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Tara Minerals. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

      Until _______, 2009 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

      The following table show the costs and expenses payable by the Company in connection with this registration statement.

         SEC Filing Fee                                      $       21
         Blue Sky Fees and Expenses                                 500
         Printing Expenses                                          500
         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                            10,000
         Miscellaneous Expenses                                   3,979
                                                               --------
                  TOTAL                                         $40,000
                                                                =======

         All expenses other than the SEC filing fee are estimated.

Item 14. Indemnification of Officers and Directors The Nevada Revised Statutes provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 15. Recent Sales of Unregistered Securities.

      The following lists all shares issued by the Company since its inception.

Name                         Date          Shares    Consideration (1)
----                         ----          ------    -----------------

Will Wagner                 1/24/08     1,900,000       $ 19,000
Will Wagner                 3/24/08        50,000       $  5,000
Cory Baiton                 3/24/08        20,000       $  2,000
James Beck                  3/24/08        10,000       $  1,000
Justin Bohonos              3/24/08        10,000       $  1,000
Chris Busch                 3/24/08       100,000       $ 10,000
Howard Chang                3/24/08        10,000       $  1,000
Courtney Channon            3/24/08       100,000       $ 10,000
Jamie Copp                  3/24/08        50,000       $  5,000
Travis Copp                 3/24/08        50,000       $  5,000
Jodi Cummings               3/24/08        50,000       $  5,000
Ron Cummings                3/24/08        50,000       $  5,000
Michele De'Ath              3/24/08        10,000       $  1,000
Dosdall Properties Inc.     3/24/08        15,000       $  1,500
Marshall Drozduk            3/24/08        20,000       $  2,000
Neil Harbaruk               3/24/08        20,000       $  2,000
Sherri Harbaruk             3/24/08        20,000       $  2,000
Collin Heath                3/24/08        50,000       $  5,000

Name                         Date          Shares    Consideration (1)
----                         ----          ------    -----------------

Michelle Heath              3/24/08        50,000       $  5,000
Victor Irwin                3/24/08        10,000       $  1,000
Jen Jalink                  3/24/08        40,000       $  4,000
Reynoudt Jalink             3/24/08        40,000       $  4,000
Weidong Jiang               3/24/08        10,000       $  1,000
Carl Lauren                 3/24/08        80,000       $  8,000
Ying Liu                    3/24/08        10,000       $  1,000
Jaime Lysak                 3/24/08        30,000       $  3,000
Sue MacPherson              3/24/08        50,000       $  5,000
Christopher McArthur        3/24/08        10,000       $  1,000
Janet McColgan              3/24/08        20,000       $  2,000
Leslie McColgan             3/24/08        20,000       $  2,000
Richard McColgan            3/24/08        20,000       $  2,000
Brad McDonald               3/24/08        10,000       $  1,000
Natalie K Meyer             3/24/08        40,000       $  4,000
Diana Rans                  3/24/08        20,000       $  2,000
Triton Rans                 3/24/08        20,000       $  2,000
Dave Robinson               3/24/08        10,000       $  1,000
Drue Robinson               3/24/08        10,000       $  1,000
Curtis Sherman              3/24/08        10,000       $  1,000
John Simons                 3/24/08        25,000       $  2,500
Marty Staples               3/24/08        10,000       $  1,000
Sandy Stephenson            3/24/08        20,000       $  2,000
Don Taylor                  3/24/08        30,000       $  3,000
Kevin Tucker                3/24/08        10,000       $  1,000
Sander Van dervorm          3/24/08        20,000       $  2,000
Rudolph Wagner              3/24/08        50,000       $  5,000
Mary Jean Wagner            3/24/08        50,000       $  5,000
Janet Wagner                3/24/08        50,000       $  5,000
Tiffany Watson              3/24/08        10,000       $  1,000
Steve Wheatcroft            3/24/08       100,000        $10,000
James P. Whitham            3/24/08        20,000       $  2,000
Ryan Worthington            3/24/08        10,000       $  1,000
Gerry Yan                   3/24/08        20,000       $  2,000

(1) The consideration received from Will Wagner for his 1,900,000 shares is expressed in U.S. $. All other consideration is expressed in Canadian $.

    The shares listed above were all issued to non-U.S. persons who reside outside of the United States. The negotiations and agreements relating to the issuance of these shares were made by the Company's officers (who were non-U.S. persons) from Canada. The shares are restricted from resale in the public markets for a period of one year from the date of their issuance. There is no market for the Company's securities in the United States and none of the securities have been transferred since their issuance. The Company relied upon the exemption provided by Rule 901 of the Securities and Exchange Commission with respect to the sale of these shares.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit
Number   Exhibit Name
-------  ------------

3.1      Articles of Incorporation, as amended

3.2      Bylaws

5        Opinion of Counsel

10.1     Oil and Gas Lease.

23.1     Consent of Attorneys

23.2     Consent of Accountants

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section l0 (a)(3) of the Securities Act:

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

      (i) If the registrant is relying on Rule 430B:

            (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser bye means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Calgary, Alberta, Canada on the 20th day of July, 2009.


                                    DISCOVERY RIDGE RESOURCES, INC.




                             By:    /s/ Will Wagner
                                    ------------------------------------------
                                    Will Wagner, President, Principal Financial
                                    Officer and Principal Accounting Officer


         In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                        Date


/s/ Will Wagner                     Director                   July 20, 2009
-------------------------
Will Wagner

                                    EXHIBITS


                         DISCOVERY RIDGE RESOURCES, INC.

                       REGISTRATION STATEMENT ON FORM S-1